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                               Exhibit 27(d)(viii)

                               Endorsement (EL114)


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                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                                (A STOCK COMPANY)

                           Home Office: Columbus, Ohio
                   Administrative Office: Clearwater, Florida

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                                   ENDORSEMENT


This Endorsement is attached to and forms a part of the Policy.


The Withdrawals provision of the Policy Value Provisions is hereby modified as follows:

             The sentence,

             "The amount of a withdrawal may be limited to no less than $500 and to no more than 10% of the Net Surrender Value."

             is hereby replaced with

             "During the first ten policy years, the amount of a withdrawal may be limited to no less than $500 and to no more than 10% of the Net Surrender Value. After the first ten policy years, the amount of a withdrawal may be limited to no less than $500 and to no more than the Net Surrender Value less $500."


The Changes provision of the Death Benefit Provisions is hereby amended to include the following:

             After the later of the end of the Surrender Charge period or Attained Age 65 we will allow decreases above 20% of the then current Specified Amount. All changes to the Specified Amount are subject to the requirements as set forth in the policy. Attained Age 65 refers to the Attained Age of the younger Insured on a joint policy.


This Endorsement is effective as of the Policy Date unless a different effective date is shown here.

Signed for Us at Our Administrative Office.

                                 WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                                     /s/ William H. Geiger
                                          Secretary